Exhibit 99.1

Xylem Inc.

1 International Drive, Rye Brook N.Y. 10573

Tel +1.914.323.5700 Fax +1.914.696.2960

Contacts:	Media	Investors
	Kelly McAndrew +1 (914) 323-5969	Phil DeSousa +1 (914) 323-5930
	Kelly.McAndrew@xyleminc.com	Phil.DeSousa@xyleminc.com

Xylem Inc. reports fourth quarter and full-year 2016 results

Company also announces 16-percent increase in its quarterly cash dividend

•	Fourth quarter 2016 reported net income was $50 million or $0.28 per share; Adjusted net income for the quarter was $118 million or $0.66 per share, up 10 percent versus the prior year period

•	Full-year 2016 reported net income was $260 million or $1.45 per share; Adjusted net income was $364 million or $2.03 per share, a 10-percent increase over the prior year result

•	Xylem delivered $1.1 billion in fourth quarter 2016 revenue, up 10 percent year-over-year, and $3.8 billion for the full year 2016, representing a full-year gain of three percent

•	Full-year free cash flow grew 11 percent to $386 million, representing a 120-percent conversion

•	Xylem projects full-year 2017 revenue growth of 20 to 22 percent, adjusted earnings per share of $2.20 to $2.35

RYE BROOK, N.Y., February 2, 2017 – Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, today reported fourth quarter 2016 net income of $50 million, or $0.28 per share. Excluding the impact of restructuring, realignment, Sensus acquisition-related charges and other special items, the Company delivered adjusted net income of $118 million or $0.66 per share in the quarter, a 10-percent increase over the prior year period. Fourth quarter revenue was $1.1 billion, which was up 10 percent due to the contribution of the Sensus business, which was acquired on October 31, 2016. Revenue for the quarter declined two percent organically, reflecting ongoing softness in the industrial end market. Reported operating margin in the quarter was 10 percent. Adjusted operating margin increased 60 basis points year-over-year to 15.3 percent. This margin expansion was driven by the Company’s ongoing execution of productivity initiatives.

For the full year 2016, Xylem generated $3.8 billion in revenue, up three percent on a reported basis and one percent organically. Full-year reported net income was $260 million, or $1.45 per share, with an operating margin of 10.8 percent. Adjusted net income, which excludes the impact of restructuring, realignment, Sensus acquisition-related charges and other special items, was $364 million, or $2.03 per share, a 10-percent increase over the prior year. Xylem delivered a full-year 2016 adjusted operating margin of 13.6 percent, up 70 basis points versus the prior year. The Company generated $386 million in free cash flow, an increase of 11 percent versus last year, representing a 120-percent conversion.

“Xylem closed out a transformative year in 2016 and I’m proud of the solid commercial and financial results our teams delivered,” said Patrick Decker, President and Chief Executive Officer of Xylem.

“For the year, we generated organic revenue growth in mixed market conditions, and grew our operating margins and earnings in a meaningful way. While the industrial end market was challenged in certain regions, we grew share in the public utility sector as our industry-leading brands and solutions were increasingly the preferred choice of customers worldwide. We executed our capital deployment strategy as planned, successfully completing three acquisitions that collectively expanded our systems intelligence offerings in a significant way and extended our business into global smart metrology. We are well underway with the integration of our recent acquisition, Sensus, a business that significantly advances our move into smart water infrastructure.”

Decker continued, “This quarter we drove strong operating margin expansion by realizing the continued benefits from global procurement and lean and six sigma initiatives. In addition, order rates for the quarter increased two percent organically despite challenging market conditions. As we look to 2017, our organic and inorganic investments in 2016 along with continued improvements to our cost structure will pave the way for accelerated growth as we continue to execute on our investment thesis and increase shareholder value.”

Xylem announced that its Board of Directors declared a dividend in the amount of $0.18 per share, an increase of 16.2 percent. The dividend is payable on March 15, 2017 to shareholders of record as of February 16, 2017.

Xylem also announced plans to host an Investor Day on Tuesday, April 4, 2017, in Raleigh, North Carolina, at the headquarters of its newly acquired Sensus business.

Full-year 2017 Outlook

Xylem forecasts full-year 2017 revenue in the range of $4.5 to $4.6 billion, up 20 to 22 percent, including growth from previously announced acquisitions and projected unfavorable impacts of foreign exchange translation. On an organic basis, Xylem’s revenue growth is anticipated to be in the range of one to three percent.

Full-year 2017 adjusted operating margin is expected to be in the range of 13.2 to 13.7 percent, resulting in adjusted earnings per share of $2.20 to $2.35. This represents an increase of 8 to 16 percent from Xylem’s 2016 adjusted results. Excluding projected unfavorable impacts of foreign exchange translation, Xylem’s adjusted earnings per share growth is anticipated to be in the range of 12 to 20 percent. The Company’s adjusted earnings outlook excludes projected integration, restructuring and realignment costs of approximately $30 million for the year. Excluding revenue, Xylem provides guidance only on a non-GAAP basis due to the inherent difficulty in forecasting certain amounts that would be included in GAAP earnings, such as discrete tax items, without unreasonable effort.

Fourth Quarter Segment Results

Water Infrastructure

Xylem’s Water Infrastructure segment consists of its portfolio of businesses serving clean water delivery, wastewater transport and treatment, dewatering and analytical instrumentation.

•	Fourth quarter 2016 revenue was $612 million, down two percent organically compared with the fourth quarter 2015. This decline reflects ongoing softness in the oil and gas sector and industrial end market, partially offset by continuing growth in the U.S. public utility sector and large project deliveries in Emerging Markets.

•

Fourth quarter reported operating income for the segment was $105 million. Adjusted operating income for the segment, which excludes $7 million of restructuring and realignment costs, was $112 million, a two-percent increase over the same period in 2015.

Reported operating margin for the Water Infrastructure segment was 17.2 percent, flat versus the prior year, and adjusted operating margin increased 80 basis points to 18.3 percent. Both results reflect cost reductions which more than offset inflation and lower volume.

Applied Water

Xylem’s Applied Water segment consists of its portfolio of businesses in residential and commercial building services, industrial and agricultural applications.

•	Fourth quarter 2016 Applied Water revenue was $351 million, a two-percent decline organically year-over-year. This performance reflects a weak U.S. industrial market, partially offset by improved performance in Emerging Markets, primarily driven by stronger results in China and Latin America.

•	Fourth quarter reported operating income for the segment was $48 million, and adjusted operating income, which excludes $7 million of restructuring and realignment costs, was $55 million, an 12-percent increase over the comparable period last year. Applied Water segment operating margin was 13.7 percent, up 80 basis points over the prior year period. Adjusted operating margin increased 230 basis points to 15.7 percent as cost reductions more than offset inflation as well as unfavorable mix and strategic investments.

Sensus

Xylem’s Sensus segment consists of its portfolio of businesses in smart metering, network technologies and advanced data analytics. Xylem completed its acquisition of Sensus on October 31, 2016, and these results reflect the segment’s performance for November and December 2016.

•	For the final two months of 2016, Sensus revenue was $132 million. The segment operated at a loss of $17 million, including $26 million of acquisition-related and restructuring costs. Excluding those costs, adjusted operating income for the segment was $9 million. Sensus began 2017 with $388 million in backlog, of which approximately half is expected to be realized in 2017.

Supplemental information on Xylem’s fourth quarter and full-year 2016 earnings and reconciliations for certain non-GAAP items is posted at investors.xyleminc.com.

About Xylem

Xylem (XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services, and agricultural settings. With its October 2016 acquisition of Sensus, Xylem added smart metering, network technologies and advanced data analytics for water, gas and electric utilities to its portfolio of solutions. The combined Company’s nearly 16,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York with 2016 revenue of $3.8 billion, Xylem does business in more than 150 countries through a number of market-leading product brands.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all – that which occurs in nature. For more information, please visit us at www.xylem.com.

Forward-Looking Statements

This press release contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “believe,” “target,” “will,” “could,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include statements about the capitalization of Xylem Inc. (the “Company”), the Company’s restructuring and realignment, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals. All statements that address operating or financial performance, events or developments that we expect or anticipate will occur in the future – including statements relating to orders, revenues, operating margins and earnings per share growth, and statements expressing general views about future operating results – are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: economic, political and other risks associated with our international operations, including military actions, economic sanctions or trade embargoes that could affect customer markets, and non-compliance with laws, including foreign corrupt practice laws, export and import laws and competition laws; potential for unexpected cancellations or delays of customer orders in our reported backlog; our exposure to fluctuations in foreign currency exchange rates; competition and pricing pressures in the markets we serve; the strength of housing and related markets; ability to retain and attract key members of management; our relationship with and the performance of our channel partners; our ability to successfully identify, complete and integrate acquisitions, including the integration of Sensus; our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; risks relating to product defects, product liability and recalls; governmental investigations; security breaches or other disruptions of our information technology systems; litigation and contingent liabilities; and other factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission. Forward-looking statements made herein are based on information currently available to the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

###

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS (Unaudited)

(In Millions, except per share data)

Year Ended December 31,	2016	2015	2014
Revenue	$3,771	$3,653	$3,916
Cost of revenue	2,310	2,249	2,403

Gross profit	1,461	1,404	1,513
Selling, general and administrative expenses	915	854	920
Research and development expenses	110	95	104
Restructuring and asset impairment charges	30	6	26

Operating income	406	449	463
Interest expense	70	55	54
Other non-operating income (expense), net	4	—	1
Gain from sale of business	—	9	11

Income before taxes	340	403	421
Income tax expense	80	63	84

Net income	$260	$340	$337

Earnings per share:
Basic	$1.45	$1.88	$1.84
Diluted	$1.45	$1.87	$1.83
Weighted average number of shares:
Basic	179.1	180.9	183.1
Diluted	180.0	181.7	184.2
Dividends declared per share	$0.6196	$0.5632	$0.5120

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Millions, except per share amounts)

December 31,	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$308	$680
Receivables, less allowances for discounts, returns and doubtful accounts of $30 and $33 in 2016 and 2015, respectively	843	749
Inventories	522	433
Prepaid and other current assets	166	143

Total current assets	1,839	2,005
Property, plant and equipment, net	616	439
Goodwill	2,648	1,584
Other intangible assets, net	1,187	435
Other non-current assets	186	194

Total assets	$6,476	$4,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$457	$338
Accrued and other current liabilities	521	407
Short-term borrowings and current maturities of long-term debt	370	78

Total current liabilities	1,348	823
Long-term debt, net	1,998	1,196
Accrued postretirement benefits	408	335
Deferred income tax liabilities	354	118
Other non-current accrued liabilities	178	101

Total liabilities	4,286	2,573

Stockholders’ equity:
Common Stock – par value $0.01 per share:
Authorized 750.0 shares, issued 191.4 and 190.2 shares in 2016 and 2015, respectively	2	2
Capital in excess of par value	1,876	1,834
Retained earnings	1,033	885
Treasury stock – at cost 11.9 shares and 11.8 shares in 2016 and 2015, respectively	(403)	(399)
Accumulated other comprehensive loss	(318)	(238)

Total stockholders’ equity	2,190	2,084

Total liabilities and stockholders’ equity	$6,476	$4,657

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In Millions)

Year Ended December 31,	2016	2015	2014
Operating Activities
Net income	$260	$340	$337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	87	88	95
Amortization	64	45	47
Deferred income taxes	14	(9)	(29)
Share-based compensation	18	15	18
Restructuring and asset impairment charges, net	30	6	26
Gain from sale of businesses	—	(9)	(11)
Other, net	6	12	2
Payments for restructuring	(16)	(14)	(26)
Contributions to postretirement benefit plans	(27)	(25)	(35)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	(6)	(24)	(37)
Changes in inventories	(15)	23	(49)
Changes in accounts payable	61	20	17
Changes in accrued liabilities	13	(11)	3
Changes in accrued taxes	(13)	(3)	25
Net changes in other assets and liabilities	21	10	33

Net Cash – Operating activities	497	464	416

Investing Activities
Capital expenditures	(124)	(117)	(119)
Proceeds from the sale of property, plant and equipment	1	—	2
Acquisitions of businesses and assets, net of cash acquired	(1,782)	(18)	—
Proceeds from sale of business	—	1	30
Other, net	19	2	1

Net Cash – Investing activities	(1,886)	(132)	(86)

Financing Activities
Short-term debt issued	387	—	52
Short-term debt repaid	(80)	(3)	—
Long-term debt issued, net	1,427	—	—
Long-term debt repaid	(608)	—	—
Repurchase of common stock	(4)	(179)	(134)
Proceeds from exercise of employee stock options	24	21	26
Excess tax benefit from share based compensation	—	2	2
Dividends paid	(112)	(102)	(94)
Other, net	—	(1)	1

Net Cash – Financing activities	1,034	(262)	(147)

Effect of exchange rate changes on cash	(17)	(53)	(53)

Net change in cash and cash equivalents	(372)	17	130
Cash and cash equivalents at beginning of year	680	663	533

Cash and cash equivalents at end of year	$308	$680	$663

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$49	$52	$51
Income taxes (net of refunds received)	$78	$75	$81

Xylem Inc. Non-GAAP Measures

Management reviews key performance indicators including revenue, gross margins, segment operating income and margins, orders growth, free cash flow, working capital, and backlog, among others. In addition, we consider certain non-GAAP (or “adjusted”) measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including but not limited to dividends, acquisitions, share repurchases and debt repayment. However, other than with respect to total revenue, we only provide guidance on a non-GAAP basis and do not provide reconciliations of such forward-looking measures to GAAP due to the inherent difficulty in forecasting certain amounts that would be included in GAAP earnings, such as integration and acquisition-related costs, special charges and tax related special items. These adjusted metrics are consistent with how management views our business and are used to make financial, operating and planning decisions. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for revenue, operating income, net income, earnings per share (basic and diluted) or net cash from operating activities as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

“Organic revenue” and “Organic orders” defined as revenue and orders, respectively, excluding the impact of fluctuations in foreign currency translation and contributions from acquisitions and divestitures. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The period-over-period change resulting from foreign currency translation assumes no change in exchange rates from the prior period.

“Constant currency” defined as financial results adjusted for foreign currency translation impacts by translating current period and prior period activity using the same currency conversion rate. This approach is used for countries whose functional currency is not the U.S. dollar.

“Adjusted Operating Income”, “Adjusted Segment Operating Income”, “Adjusted Net Income” and “Adjusted EPS” defined as operating income, segment operating income, adjusted net income and earnings per share, adjusted to exclude restructuring and realignment costs, Sensus acquisition related costs, gain on sale of businesses, special charges and tax-related special items, as applicable.

“Free Cash Flow” defined as net cash from operating activities, as reported in the Statement of Cash Flow, less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flows does not consider certain non-discretionary cash payments, such as debt.

“Realignment costs” defined as costs not included in restructuring costs that are incurred as part of actions taken to reposition our business, including items such as professional fees, severance, relocation, travel, facility set-up and other costs.

“Sensus Acquisition Related Costs” defined as costs incurred by the Company associated with the acquisition of Sensus that are being reported within operating income. These costs include transaction costs, integration costs, costs related to the recognition of the inventory step up and amortization of the backlog intangible asset recorded in purchase accounting.

“Special charges” defined as costs incurred by the Company, such as interest expense related to the early extinguishment of debt during Q2 2016, financing costs related to the bridge loan entered into in Q3 2016 for the Sensus acquisition, initial acquisition costs not related to Sensus, costs incurred for the contractual indemnification of tax obligations to ITT and other special non-operating items.

“Tax-related special items” defined as tax items, such as tax return versus tax provision adjustments, tax exam impacts, tax law change impacts, significant reserves for cash repatriation, excess tax benefits/losses and other discrete tax adjustments.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Orders

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)				Constant Currency
		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E/A	(G) = (E - C) / A
	Orders	Orders	Change 2016 v. 2015	% Change 2016 v. 2015	Acquisitions / Divestitures	FX Impact	Change Adj. 2016 v. 2015	% Change Adj. 2016 v. 2015
	2016	2015
Year Ended December 31

Xylem Inc.	3,824	3,711	113	3%	(179)	78	12	0%	5%

Water Infrastructure	2,272	2,296	(24)	-1%	(32)	58	2	0%	1%
Applied Water	1,405	1,415	(10)	-1%	—	20	10	1%	1%
Sensus	147	—	147	N/A	(147)	—	—	N/A	N/A

Quarter Ended December 31

Xylem Inc.	1,067	913	154	17%	(155)	19	18	2%	19%

Water Infrastructure	572	559	13	2%	(8)	14	19	3%	5%
Applied Water	348	354	(6)	-2%	—	5	(1)	0%	0%
Sensus	147	—	147	N/A	(147)	—	—	N/A	N/A

Quarter Ended September 30

Xylem Inc.	946	939	7	1%	(10)	15	12	1%	2%

Water Infrastructure	604	590	14	2%	(10)	9	13	2%	4%
Applied Water	342	349	(7)	-2%	—	6	(1)	0%	0%

Quarter Ended June 30

Xylem Inc.	923	944	(21)	-2%	(9)	13	(17)	-2%	-1%

Water Infrastructure	562	585	(23)	-4%	(9)	11	(21)	-4%	-2%
Applied Water	361	359	2	1%	—	2	4	1%	1%

Quarter Ended March 31

Xylem Inc.	888	915	(27)	-3%	(5)	31	(1)	0%	0%

Water Infrastructure	534	562	(28)	-5%	(5)	24	(9)	-2%	-1%
Applied Water	354	353	1	0%	—	7	8	2%	2%

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Revenue

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)				Constant Currency
	Revenue	(A) Revenue	(B) Change 2016 v. 2015	% Change 2016 v. 2015	(C) Acquisitions / Divestitures	(D) FX Impact	(E) = B+C+D Change Adj. 2016 v. 2015	(F) = E/A % Change Adj. 2016 v. 2015	(G) = (E - C) / A
	2016	2015
Year Ended December 31

Xylem Inc.	3,771	3,653	118	3%	(163)	74	29	1%	5%

Water Infrastructure	2,246	2,231	15	1%	(32)	55	38	2%	3%
Applied Water	1,393	1,422	(29)	-2%	—	20	(9)	-1%	-1%
Sensus	132	—	132	N/A	(131)	(1)	—	N/A	N/A

Quarter Ended December 31

Xylem Inc.	1,095	994	101	10%	(138)	20	(17)	-2%	12%

Water Infrastructure	612	629	(17)	-3%	(7)	14	(10)	-2%	0%
Applied Water	351	365	(14)	-4%	—	7	(7)	-2%	-2%
Sensus	132	—	132	N/A	(131)	(1)	—	N/A	N/A

Quarter Ended September 30

Xylem Inc.	897	902	(5)	-1%	(8)	14	1	0%	1%

Water Infrastructure	554	551	3	1%	(8)	9	4	1%	2%
Applied Water	343	351	(8)	-2%	—	5	(3)	-1%	-1%

Quarter Ended June 30

Xylem Inc.	932	920	12	1%	(11)	13	14	2%	3%

Water Infrastructure	566	551	15	3%	(11)	11	15	3%	5%
Applied Water	366	369	(3)	-1%	—	2	(1)	0%	0%

Quarter Ended March 31

Xylem Inc.	847	837	10	1%	(6)	27	31	4%	4%

Water Infrastructure	514	500	14	3%	(6)	21	29	6%	7%
Applied Water	333	337	(4)	-1%	—	6	2	1%	1%

Xylem Inc. Non-GAAP Reconciliation

Adjusted Operating Income

($ Millions)

	Q1		Q2		Q3		Q4		YTD
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Total Revenue
• Total Xylem	847	837	932	920	897	902	1,095	994	3,771	3,653
• Water Infrastructure	514	500	566	551	554	551	612	629	2,246	2,231
• Applied Water	333	337	366	369	343	351	351	365	1,393	1,422
• Sensus	—	—	—	—	—	—	132	—	132	—

Operating Income
• Total Xylem	79	83	109	104	109	120	109	142	406	449
• Water Infrastructure	54	47	70	65	79	83	105	108	308	303
• Applied Water	39	46	51	51	50	46	48	47	188	190
• Sensus	—	—	—	—	—	—	(17)	—	(17)	—
• Total Segments	93	93	121	116	129	129	136	155	479	493

Operating Margin
• Total Xylem	9.3%	9.9%	11.7%	11.3%	12.2%	13.3%	10.0%	14.3%	10.8%	12.3%
• Water Infrastructure	10.5%	9.4%	12.4%	11.8%	14.3%	15.1%	17.2%	17.2%	13.7%	13.6%
• Applied Water	11.7%	13.6%	13.9%	13.8%	14.6%	13.1%	13.7%	12.9%	13.5%	13.4%
• Sensus	N/A	N/A	N/A	N/A	N/A	N/A	-12.9%	N/A	-12.9%	N/A
• Total Segments	11.0%	11.1%	13.0%	12.6%	14.4%	14.3%	12.4%	15.6%	12.7%	13.5%

Sensus Acquisition Related Costs
• Total Xylem	—	—	—	—	10	—	43	—	53	—
• Water Infrastructure	—	—	—	—	—	—	—	—	—	—
• Applied Water	—	—	—	—	—	—	—	—	—	—
• Sensus	—	—	—	—	—	—	25	—	25	—
• Total Segments	—	—	—	—	—	—	25	—	25	—

Special Charges
• Total Xylem	4	1	1	—	—	—	—	—	5	1
• Water Infrastructure	4	1	1	—	—	—	—	—	5	1
• Applied Water	—	—	—	—	—	—	—	—	—	—
• Sensus	—	—	—	—	—	—	—	—	—	—
• Total Segments	4	1	1	—	—	—	—	—	5	1

Restructuring & Realignment Costs
• Total Xylem	9	6	11	6	12	4	15	4	47	20
• Water Infrastructure	4	5	8	4	9	2	7	2	28	13
• Applied Water	3	1	3	2	3	2	7	2	16	7
• Sensus	—	—	—	—	—	—	1	—	1	—
• Total Segments	7	6	11	6	12	4	15	4	45	20

Adjusted Operating Income
• Total Xylem	92	90	121	110	131	124	167	146	511	470
• Water Infrastructure	62	53	79	69	88	85	112	110	341	317
• Applied Water	42	47	54	53	53	48	55	49	204	197
• Sensus	—	—	—	—	—	—	9	—	9	—
• Total Segments	104	100	133	122	141	133	176	159	554	514

Adjusted Operating Margin
• Total Xylem	10.9%	10.8%	13.0%	12.0%	14.6%	13.7%	15.3%	14.7%	13.6%	12.9%
• Water Infrastructure	12.1%	10.6%	14.0%	12.5%	15.9%	15.4%	18.3%	17.5%	15.2%	14.2%
• Applied Water	12.6%	13.9%	14.8%	14.4%	15.5%	13.7%	15.7%	13.4%	14.6%	13.9%
• Sensus	N/A	N/A	N/A	N/A	N/A	N/A	6.8%	N/A	6.8%	N/A
• Total Segments	12.3%	11.9%	14.3%	13.3%	15.7%	14.7%	16.1%	16.0%	14.7%	14.1%

Xylem Inc. Non-GAAP Reconciliation

Adjusted Diluted EPS

($ Millions, except per share amounts)

	Q4 2016				Q4 2015
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	1,095			1,095	994			994
Operating Income	109	58	a	167	142	4	a	146
Operating Margin	10.0%			15.3%	14.3%			14.7%
Interest Expense	(20)	1	b	(19)	(14)			(14)
Other Non-Operating Income (Expense)	1			1	—		b	—

Income before Taxes	90	59		149	128	4		132
Provision for Income Taxes	(40)	9	c	(31)	(14)	(10)	c	(24)

Net Income	50	68		118	114	(6)		108

Diluted Shares	180.6			180.6	180.0			180.0
Diluted EPS	$0.28	$0.38		$0.66	$0.63	$(0.03)		$0.60

	Q4 YTD 2016				Q4 YTD 2015
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	3,771			3,771	3,653			3,653
Operating Income	406	105	a	511	449	21	a	470
Operating Margin	10.8%			13.6%	12.3%			12.9%
Interest Expense	(70)	13	b	(57)	(55)			(55)
Other Non-Operating Income (Expense)	4			4	—	4	b	4
Gain from sale of businesses	—			—	9	(9)		—

Income before Taxes	340	118		458	403	16		419
Provision for Income Taxes	(80)	(14)	c	(94)	(63)	(20)	c	(83)

Net Income	260	104		364	340	(4)		336

Diluted Shares	180.0			180.0	181.7			181.7
Diluted EPS	$1.45	$0.58		$2.03	$1.87	$(0.02)		$1.85

a	Restructuring & realignment costs of $15 million and $4 million in the fourth quarter of 2016 and 2015, respectively and Sensus acquisition related costs of $43 million in the fourth quarter of 2016. Restructuring & realignment costs of $47 million and $20 million year-to-date 2016 and 2015, respectively, special charges of $5 million and $1 million year-to-date 2016 and 2015, respectively and Sensus acquisition related costs of $53 million year-to-date 2016.
b	Fourth quarter special charges of $1 million of financing costs related to the bridge loan entered into for the Sensus acquisition in 2016. Year-to-date special charges of $5 million of financing costs related to the bridge loan entered into for the Sensus acquisition and $8 million of costs related to the early extinguishment of debt in 2016 and $4 million of other special charges in 2015.
c	Net tax impact on restructuring & realignment costs of $4 million and $1 million in the fourth quarter of 2016 and 2015, respectively, net tax impact on Sensus acquisition related costs of $15 million in the fourth quarter of 2016 and tax-related special items of $28 million of benefit and $9 million of expense for the fourth quarter of 2016 and 2015, respectively. Net tax impact on year-to-date restructuring & realignment costs of $13 million and $5 million and on special charges of $7 million and $0 million in 2016 and 2015, respectively, net tax impact on Sensus acquisition related costs of $15 million in 2016 and tax-related special items of $21 million of benefit and $15 million of expense for year-to-date 2016 and 2015, respectively.

Xylem Inc. Non-GAAP Reconciliation

Net Cash - Operating Activities vs. Free Cash Flow

($ Millions)

	Q1		Q2		Q3		Q4		Year Ended
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net Cash - Operating Activities	$41	$39	$84	$84	$149	$137	$223	$204	$497	$464

Capital Expenditures	(37)	(37)	(25)	(20)	(28)	(21)	(34)	(39)	(124)	(117)

Free Cash Flow	$4	$2	$59	$64	$121	$116	$189	$165	$373	$347

Cash paid for Sensus Acquisition Related Costs	—	—	—	—	(3)	—	(10)	—	(13)	—

Free Cash Flow, excluding Sensus Acquisition Related Costs	$4	$2	$59	$64	$124	$116	$199	$165	$386	$347

Net Income	66	64	71	74	73	88	50	114	260	340

Gain from sale of businesses	—	9	—	—	—	—	—	—	—	9

Special Charges - Interest on debt extinguishment	—	—	(8)	—	—	—	—	—	(8)	—

Sensus Acquisition Related Costs	—	—	—	—	(10)	—	(43)	—	(53)	—

Net Income, excluding gain on sale of businesses, Interest on debt extinguishment and Sensus Acquisition Related Costs	$66	$55	$79	$74	$83	$88	$93	$114	$321	$331

Free Cash Flow Conversion	6%	4%	75%	86%	149%	132%	214%	145%	120%	105%